Exhibit 19.1

INSIDER TRADING POLICY
Adopted: July 7, 2015
Amended and Restated: November 19, 2019
Ratified: December 3, 2020
Joint Policy Adopted:
March 2021
Ratified: December 2021
Ratified: December 2022
Ratified: December 2023
Amended and Restated: September 19, 2024

Exhibit 19.1
INSIDER TRADING

TABLE OF CONTENTS
INSIDER TRADING POLICY

Section I. Policy Summary    1
Section II. Business and Financial Reporting    1
Section III. Insider Trading    2
Section IV. Penalties    3
Section V. Additional Procedures    5
Section VI. Insider Trading Policy Questions and Answers    7

Exhibit 19.1

INSIDER TRADING POLICY
Section I. Policy Summary
It is the policy of Hercules Capital, Inc. (the “Company”) and its wholly owned subsidiary, Hercules Adviser LLC (the “Adviser”) (collectively, “Hercules”), to guide its directors, officers and employees (including their family members, occupants of their households and entities that they control) with respect to standards of conduct required in areas where improper or illegal activities could damage Hercules’ reputation and/or result in serious adverse consequences to the Company, the Adviser or the Adviser’s clients and those involved in such conduct.
An important Hercules policy is to comply with the letter and spirit of all applicable securities laws and regulations including prohibitions on insider trading. The guidelines below summarize restrictions relating to what is generally referred to as “insider trading”, but they are not a detailed legal analysis. Any questions concerning these restrictions should be directed to the Company’s Chief Compliance Officer.
Employees should be aware that in addition to Hercules’ policy against insider trading, all employees, not just directors, officers and managerial personnel, could be held liable, both civilly and criminally, for trading on or disclosing to third parties material non-public information concerning the Company, the Company’s portfolio companies, the Adviser and the Adviser’s clients. In addition to possible civil and criminal liabilities, officers and employees who violate the Hercules’ policy will be subject to immediate disciplinary action, including possible dismissal.
Directors, officers and certain designated employees of the Company and the Adviser are subject to additional trading restrictions, which may include adherence to a restricted securities list and/or a prohibition on trading the Company’s securities or securities on behalf of the Adviser’s clients during periods when the Company or the Adviser, as applicable, are in possession of material non-public information. The Company’s Chief Compliance Officer will notify such individuals of the additional restrictions that apply to them.

Section II. Business and Financial Reporting
The securities laws require the Company, at least quarterly, to make periodic filings concerning business and financial information, and at times, to disclose material events which occur between quarterly and annual filings. It is the Company’s policy to make financial reports and disclosures that are complete and accurate in all material respects.
Employees who are in a position to receive significant information regarding the Company’s customers or transactions or who are responsible for or work in departments that are involved with initiating or recording transactions in the Company’s books and records, preparing financial reports, preparing press releases or otherwise communicating with the public lenders and securities analysts, should be especially sensitive to potential insider trading violations.
The Company has imposed for directors, officers and all employees a prohibition from trading (i.e. blackout periods) except during certain “open window” periods. The Company’s open window periods are generally tied to its periodic reporting obligations and commence one full trading day after release of the prior fiscal quarter or annual results and continue until the close of business on the last business day of a fiscal quarter, though it is possible that the trading window may be closed at other times. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and non-public, the persons designated by the Chief Compliance Officer may not trade the Company’s securities. The Chief Compliance Officer will

Exhibit 19.1
communicate to directors, officers, and employees the status of the trading window when it changes. All employees are required to confine their trades to these open window periods. In each instance, however, the employee may not trade if he or she is in possession of material non-public information, even though such trade would occur during an open window period.
These restrictions on trading do not apply to transactions made under a trading plan adopted pursuant to Rule 10b5-1(c) (17 C.F.R. 240.10b5-1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and approved in writing by the proper officer(s) of the Company designated by the Company’s Board of Directors.
Section III. Insider Trading
Non-Public Information. In the normal course of business, officers, directors and employees of the Company or the Adviser may come into possession of significant, sensitive information. It is illegal and against Hercules’ policy for any individual to profit from information relating to the Company (including its portfolio companies), any of the Company’s controlled entities that has not been disclosed generally to the public, or the Adviser’s clients. (i.e., inside information).
Information should be considered “inside information” if it has not been disseminated in the Company’s annual or periodic reports to shareholders; has not been the subject of a prior widely disseminated press release intended for and made available to public; or has not been widely reported on the media, market writers, statistical services or the like. Even after information has been released to the press, insiders must wait a brief period (two full business days) for the market to absorb the previously non-.public information. The use of such information in trading the Company securities or other Securities1 is known as “insider trading.”
Trading and Recommendation Prohibition. An employee or director who is in possession of any material inside information may not purchase or sell, or recommend the purchases or sale of, any Securities. Trading includes all purchase and sales of Securities, including purchases and sales of options and warrants as well as short sales.
Tipping Prohibition. Furthermore, inside information must not be disclosed to third parties (e.g. friends, family or any other person) or to other Company or Adviser employees for whom knowledge is not necessary. A person who discloses inside information or makes a recommendation to trade Securities based upon inside information breaches a fiduciary duty to the Company and the Adviser and is potentially liable for any inside trading resulting from the disclosure. Such activity is commonly referred to as “tipping” which involves providing material nonpublic information to any person who might be expected to trade in possession of that information.
Company’s Customers, Suppliers, Adviser’s Clients and Other Companies. It is also against Hercules policy for any employee, who may have inside or unpublished knowledge about any of Hercules’ suppliers, customers, the Adviser’s clients, or any company Hercules does business with, to disclose such information to the public or to purchase or sell Securities of those companies during the period in which such information remains generally undisclosed to the public.
“Materiality” Guidelines. The rules relating to insider trading generally prohibit trading by those who possess “material” inside information. Information is material if its dissemination may affect the market price of any Securities or is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in those Securities. As a rule of thumb, if an employee or director learns something that leads that person to want to buy or sell Securities, that information will probably be considered material. If an employee or director is uncertain about whether any
1 “Securities” shall have the same meaning in this Policy as the term “Covered Security” is defined in the Joint Code of Ethics adopted by the Company and the Adviser.

Exhibit 19.1
information is “material” or not, such employee or director should assume that such information is material until he or she obtains guidance from the Chief Compliance Officer to the contrary.
It is important to keep in mind that material information is not limited to facts which are certain to occur or which have just occurred; information that something is likely to happen, or even just that it may happen, could be considered material. Keep in mind also that the Securities and Exchange Commission (the “SEC”), the agency that regulates the federal securities laws, takes the view that the mere fact that an employee or director knows the information is enough to bar such employee and director from trading: it is no excuse that one’s reasons for trading were not based on the information.
Examples of material information include information relating to earnings, earnings estimates, changes in previously released earnings estimates, dividend increases or decreases, stock splits, a significant expansion or curtailment of operations, a significant increase or decline of orders, a change in direction or product or loan mix, significant contracts, joint ventures, merger or acquisition proposals or agreements, significant new product or service development or discoveries, extraordinary borrowing or liquidity problems, significant management developments, major marketing changes, information indicating a trend not made public purchase or sale of substantial assets, unusual gains or losses in major operations, major personnel changes, major issues raised in tax audits and commencement of or significant developments in major litigation, administrative proceedings, or government investigations.

Section IV. Penalties
Civil: The Insider Trading Act of 1988 (the “Act”) carries a civil penalty of three times the profit gained or loss avoided for the person who traded or tipped. The controlling person (see description below) could be liable for a penalty of the greater of $1 million or three times the profit gained or loss avoided.
Criminal: The maximum term of imprisonment for criminal violations is 10 years plus a penalty of the greater of up to $1 million or three times the profit gained or loss avoided.
Private Civil Actions. The Act also provides an express private right of action for persons who have traded Securities contemporaneously with those trading on the basis of inside information.
SEC Bounties. The Act authorizes the SEC to pay bounties to persons who provide information about insider trading violations.
Dismissal. In addition to possible civil and criminal liability, failure to comply with Hercules’ policy and procedures may result in dismissal for cause.
Potential Liability of Supervisors. Employees also have an obligation to be alert to situations where others within the Company (particularly those over whom you have some supervisory authority) may not be observing the rules against insider trading. The securities laws provide for penalties not only for those who engage in insider trading. but also for those “controlling persons” (e.g. employees with managerial responsibilities, officers and directors) who fail to implement procedures to ensure compliance with this policy or who fail to take appropriate actions when they either knew or recklessly disregarded the fact that those individuals within their control were engaged or were likely to be engaged in acts violating those rules. Controlling persons could be liable for the greater of $1 million or three times the profit gained or loss avoided by the person who traded.
Misuse of Street Named Accounts. It is against Hercules’ policy and may be illegal as well to trade the Company’s Securities and Securities of any other company in a way that attempts to hide the true identity of the trader or mislead others as to exactly who is doing the trading. Should this be discovered, it should immediately be disclosed to the Company’s Chief Compliance Officer. The SEC and the national exchanges on which the Company’s Securities and other companies’ Securities are traded have sophisticated tracking mechanisms to assist them in identifying suspicious trades.

Exhibit 19.1
Any employees trading in the Company’s Securities using fictitious names, names of relatives or friends or brokerage accounts under fictitious names in violation of the policy shall be subject to immediate disciplinary action up to and including termination.
Options. The exercise of a Company granted stock option is not subject to the insider trading laws. However, selling stock received from an option (including selling through a broker assisted sameday buy-and-sell exercise) or the net issuance of shares by the Company is subject to the laws and the Company policy prohibiting trading when in possession of material non-public information except to the extent that there is any applicable exemption.
Hercules Retirement Plan (401-K Plan). Transactions by employees in the Company’s Securities held in the Hercules’ self-directed retirement Plan (401-K Plan) are covered by this policy. Consequently, purchases and sales of Company Securities in that plan may only be affected when the trading window is open, following receipt of pre-clearance and only if such person does not possess material non-public information.
Exchange Traded Options. Certain stock exchanges permit trading in put and call options. Options, puts, calls, warrants, and similar derivatives, if and when they are available for trading are deemed to be a class of the equity securities of the Company and therefore subject to this policy and the insider trading laws. Acquisition of a call option on the Company’s Securities will be treated as a purchase of the common stock, and, the acquisition of a put option on the Company’s Securities will be treated as a sale of the common stock. Persons who trade exchange traded options are betting that the Company’s stock price will move rapidly. All employees are strongly discouraged from trading in such options.
Short Sales. Section 16(c) of the Exchange Act makes it unlawful for a director, officer or shareholder owning more than 10% of the Company’s Securities to engage in short sales of the Company’s Securities. A Short Sale is one involving Securities which the Seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channel of transportation within 5 days after the sale. The Company’s employees are strongly discouraged from engaging in short sales of the Company’s Securities.
Confidentiality Requirements and Prohibition of Tipping Information to Third Parties. Besides the obligation to refrain from trading while in possession of material inside information, employees are prohibited from “tipping” others. The concept of unlawful tipping includes passing on information to third parties, including family or friends or family members under circumstances that suggest that a person was trying to help them to make a profit or avoid a loss. When tipping occurs both the “tipper” and the “tippee” may be held liable and this liability may extend to all those to whom the tippee in turn gives the information.
Besides being considered a form of insider trading, of course, tipping is also a serious breach of corporate confidentiality. Accordingly, all employees should comply with the following guidelines:
1.    Do not discuss confidential matters with unauthorized persons, either inside or outside Hercules.
2.Do not discuss confidential matters in places where the conversation might be overheard, such as restrooms, hallways, reception areas, elevators, taxis, airplanes or restaurants. Do not allow visitors to the Company or the Adviser to participate in or overhear discussions of confidential matters.
3.Carefully preserve the security of physical and electronic documents, both inside and outside the office.
4.Do not leave confidential documents where their contents may be disclosed to a visitor.
Business Purpose Disclosures. We recognize that periodically it becomes necessary for legitimate business reasons to disclose material nonpublic information to persons outside the Company or the Adviser,

Exhibit 19.1
such as commercial bankers, investment bankers, or other companies seeking to engage in a business venture with the Company or other joint goal. In such circumstances, the information should not be conveyed until an express understanding has been reached that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons.
In addition to concerns about violating federal and state securities laws the requirement also serves the Hercules’ interest in preserving the confidentiality of its proprietary information and trade secrets. Serious problems could be caused for the Company and the Adviser by an unauthorized disclosure of internal information about the Company or the Adviser, their plans or that of the Company’s subsidiaries and their operations whether or not the disclosure of information is for the purpose of facilitating improper trading in the stock. Internal Hercules matters and developments should not be discussed with anyone outside of the Company, its subsidiaries, or the Adviser, except as required in the performance of your job responsibilities. Non-public information is corporate property and personal use of it, for trading or other prohibited activities, constitutes misappropriation and therefore an improper use. If material nonpublic information is inadvertently disclosed by any Company or Adviser director, officer, or employee, the person making or discovering that disclosure should immediately report the facts to the Company’s Chief Compliance Officer, for a decision regarding appropriate remedial steps.
If you have an emergency situation or are you are in doubt as to the rules involving the purchase or the sale of the Company’s Securities or Securities in companies that you are familiar with by virtue of your work for the Company, please consult with the Company’s Chief Compliance Officer before making any such purchase or sale.
Section V. Additional Procedures
Hercules has established additional procedures in order to assist Hercules in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable as described below.
Pre-Clearance Procedures. The persons designated in the Joint Code of Ethics adopted by the Company and the Adviser and other persons designated by the Chief Compliance Officer (each a “Trader”) may not engage in any transaction in Securities without first obtaining pre-clearance of the transaction from the Chief Financial Officer, or his or her designee, and Chief Compliance Officer, or his or her designee (collectively, the “Approvers”). A pre-clearance certification request must be submitted in Comply in advance of the proposed transaction. The Approvers are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a Trader seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the Trader should carefully consider whether he or she may be aware of any material nonpublic information about the Company (including its portfolio companies) or any of the Company’s controlled entities. If the Trader believes he or she may be aware of material non-public information, the Trader must describe fully those circumstances to the Chief Financial Officer and Chief Compliance Officer prior to submitting a trade request. If the Trader is a Section 16 reporter, he or she must also indicate whether he or she has bought or sold Company Securities within the past six months, and, if required, must be prepared to report the proposed transaction on an appropriate Form 4 or Form 5.
The Trader may only execute any pre-cleared trades during the open window (for trades in Company Securities) and within five business days of receipt of pre-clearance, unless an exception is granted. If a Trader does not effect the transaction within the five business days following the receipt of pre-clearance, the Trader must resubmit the trade for pre-clearance. If a Form 4 is required to filed, the Trader

Exhibit 19.1
must provide the trade details to the Chief Compliance Officer or his or her designee immediately after executing the transaction.
It is important to note that ultimately the responsibility for determining whether a Trader is in possession of material nonpublic information rests with the Trader, and any action on the part of the Company, the Adviser, the Chief Compliance Officer or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate a person from liability under applicable securities laws. Traders are subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws.

Exhibit 19.1
Section VI. Insider Trading Policy Questions and Answers
Materiality
Q.    What are some examples of “material information”?
A.    Information relating to earnings, earnings estimates, changes in previously released earnings estimates, dividend increases or decreases, a significant expansion or curtailment of operations, a significant increase or decline of orders, a change in direction or product or lease mix, merger or acquisition proposals or agreements, significant new product development or discoveries, extraordinary borrowing or liquidity problems, significant management developments, major marketing changes, purchase or sale of substantial assets, major issues raised in tax audits, unusual gains or losses in major operations and commencement of or significant developments in major litigation, administrative proceedings, or governmental investigations.
Regulatory Surveillance Techniques
Q.    How are the federal securities laws enforced by the Securities and Exchange Commission, the Department of Justice and the stock exchanges?
A.    They each maintain a sophisticated market surveillance system that enables them to track virtually every transaction and identify a number of factors including affiliation with or employment by a publicly traded company. They maintain a large database of public companies. They use an automated search and match system to compare trading data with a database on thousands of companies and hundreds of thousands of executives, bankers, attorneys and accountants. They’re aware that most public companies observe a voluntary trading window closure for certain, or in many case all, employees. If market surveillance detects patterns of suspected insider trading, particularly in relation to substantial swings in the price of the stock immediately prior to a public announcement or unexpected negative or positive news, the Department of Justice and the Securities and Exchange Commission may begin an investigation that could culminate in civil or criminal prosecution for insider trading violations. In connection with the commencement of an investigation, the SEC will ask the company to provide a list of all persons who had access to the information including employees, investment bankers, analysts and shareholders. They then compare that list with the information they have on persons who traded prior to the press release. They track trades for several weeks prior to the announcements.
Exercise of Stock Options
Q.    The Company granted me a stock option allowing me to buy Company stock at a good price. Am I limited by the insider trading policy as to when I can exercise the option?
A.    The exercise of a Company granted stock option is not subject to the insider trading laws. However, selling stock received from an option (such as selling through a broker assisted same- day buy-and-sell exercise) is subject to the laws and Hercules’ policy prohibiting insider trading.
Self-Directed Retirement Plan (401(k) Plan)
Q.    Are my directions under a 401(k) plan to buy or sell the Company’s Securities subject to the insider trading policy?
A.    Yes. If the Hercules’ plan includes the Company’s Securities as an investment option, those transactions are effected at the market and consequently are covered by the insider trading policy.
When Information is Public
Q.    If the Company issued a press release describing some material event this morning, may I trade this afternoon?

Exhibit 19.1
A.    The SEC’s view is that information must be accessible to the investing public generally before insiders can trade. How quickly this occurs depends on the size of the company and the type of information. A minimum of two to three business days is a rule of thumb. You should not trade this afternoon.
Manner in which Information is Learned
Q.    What if I am at the water cooler and hear other employees discussing some confidential information? Does the fact that I have not been specifically given the information make any difference?
A.    No. It is generally assumed that so long as the employee learns the information in the course of her employment, she has a duty to avoid profiting from it.
Q.    What if I don’t work in a department where I would hear “inside information?”
A.    You can hear “inside information” ANYWHERE. You can hear it in the bathroom, in the stairwell, in the cafeteria, etc. In fact, there is a very famous insider trading case where an individual worked in a copy shop, and was given a corporate document to copy that discussed a potential merger. After he copied the document, he bought some of the stock, and made a minor profit (he did not have very much to invest). However, he was caught and convicted of insider trading.
Q.    I am aware that a large order for the Company’s products/services has been placed by a customer but has not yet been announced. May I purchase Company stock knowing that information?
A.    No. This is violation of Company’s policy and a potential violation of federal securities laws. You may purchase Company stock only after such information is known to the public.
Information Concerning Companies Other Than the Company
Q.    I reviewed a pitch by one of our potential customers about a new product they plan to introduce soon to the market. The Company decided not to invest in the potential customer, but I think the new device could be a real breakthrough and useful for other industries. I am willing to take a risk on this and invest in the company. May I buy stock in the company?
A.    You may not buy this stock until information about the new product is known to the public. The fact that the new product is not significant or that the Company determines for whatever reason not to invest in the company is not the relevant test. The new product may have an impact on the earnings of the company, the pending introduction of the product is material to that company and you cannot trade on the information until after it is known to the public.
Q.    I have become aware of financial information on one of Company’s customers that indicates the customer is in better financial condition than most people realize. I want to purchase some of the customer’s stock. May I do so?
A.    You may not purchase this stock until the financial information is known to the public. Information of this sort may have been provided to the Company in trust by the customer to help the Company determine how to meet the customer’s needs. Using this information for personal purposes or disclosing it to others is a violation of Company policy and is illegal.
Q.    Suppose I hear that Company might award a major subcontract to another company, and I buy that company’s stock. Am I liable?
A.    Assuming that you learn this in the course of your employment, the “misappropriation theory” bars you from trading in other stocks while in possession of material non-public information.
Q.    Suppose I am on a call to X Corp. and their CFO tells me something confidential about them. Can I buy their stock?

Exhibit 19.1
A.    No. If you have reason to suspect that the CFO is tipping you, i.e., doing you a favor, then you would probably be liable as a tippee. If the CFO was conveying the information because he or she thought it was something you and the Company ought to know, then the information would probably become the Company’s property and you would be precluded from using it to personal advantage.
Q.    Suppose I’m on an airplane, and I overhear some strangers discussing their company. If I learn something interesting, may I buy that company’s stock?
A.    Yes.
Q.    If I am on assignment for a few months at a customer’s office am I an insider of that customer?
A.    Yes, as a temporary insider. You have a duty running to the Company to respect the confidences you learn in the course of this assignment.
Q.    What if I trade on information I hear that had nothing to do with the Company, but it is about a corporate client of mine?
A.    This is STILL a violation of the federal securities laws. It is a violation for any employee who may have inside or unpublished knowledge about any of our suppliers, customers, or any company we do business with or any other company to purchase or sell Securities of those companies.
Reasons for Sale
Q.    What if I know some bad news about the Company but have to sell stock in order to pay medical bills or college tuition for my child?
A.    The SEC takes the position that motivation is irrelevant. The insider trading prohibition applies whenever an insider is in possession of material non-public information. You should contact the Chief Compliance Officer to see if anything may be worked out.
Losses on Trades
Q.    What if I lose money after trading on inside information? Am I still liable?
A.    Yes. Although the civil penalty exposure may be limited, since it refers to three times profits made or losses avoided.
Supervisors/Managers as Controlling Persons
Q.    I’m a manager and I sense that a subordinate may be trading illegally. What’s my liability?
A.    As a matter of corporate policy, you’re expected to report the matter to the appropriate official.
As a legal matter you run some risk that “heedless indifference” to such suspicion will make you liable as a “controlling person” for a civil penalty of up to the greater of $1 million or three times the subordinate’s profits, if the trading continues.
Tipping Liability
Q.    If I tip someone else, what is the extent of my liability?
A.    You are liable for up to three times the profits made or losses avoided by your tippee (plus potential criminal liability). In addition, you may be exposed to further liability for remote tippee trading, trading that occurred when your tippee told others who traded and so on and so on.
Q.    What if I tell my brother or spouse about something going on with Company and he trades, am I liable?
A.    Yes.
Q.    Suppose I’m at a cocktail party discussing business with other Company employees. We’re overheard by someone else who buys our stock. Am I a tipper?

Exhibit 19.1
A.    Probably not, but you would have violated Company’s confidentiality policy for discussing Company business in such a situation. And you may have put yourself in a position where an SEC investigation and enforcement action may be filed against you.
Q.    What if I tell my parents or friends that I think it would be a good idea to buy Company stock?
A.    If you have material information that the public, including your parents and friends, have not had access to, then not only have you, the tipper, violated the federal securities laws, but so have your parents and friends, the tippees, if they acquire stock using this material information.
Q.    Surely if my parents or friends were guilty of a federal securities violation, the law would be lenient on them?
A.    No. Federal securities violations are a serious crime. Your parents and friends can be penalized up to $1 million and up to ten years in prison. In addition, the SEC may seek to impose a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders must also disgorge any profits made, and may also be subjected to an injunction against future violation. Insider traders may also be subject to civil liability and private law suits. For example, Company shareholders may decide as a group to sue your parents or friends.
Who is an Insider?
Q.    Doesn’t insider trading prohibition just extend to “in and out” trading such as purchases or sales within six months of each other?
A.    No. An entirely different provision of the securities laws, Section 16(b), reaches such short- swing trading by certain high-level insiders, regardless of whether they possess material non- public information. This should not be confused with the broader general insider trading prohibitions. Any employee who learns of non-public material information becomes an insider.
Q.    Isn’t it true that only corporate officers and managerial personnel are in danger of violating the securities laws?
A.    No. Absolutely anyone can violate the securities laws by insider trading and may be liable both civilly and criminally. Additionally, anyone you could potentially tell the insider information to and who subsequently acts on the information is liable both civilly and criminally as well.
Q.    Are there any employees who should be especially sensitive to revealing or acting on inside information?
A.    Employees who are in a position to receive significant information regarding our customers or transactions or who are involved with recording transactions in the Company’s books and records, preparing financial reports, preparing press releases or otherwise communicating with the public lenders and securities analysts should be especially sensitive to potential insider trading violations. Hercules has a separate policy that imposes additional restrictions on those employees.
Reporting Obligations
Q.    What if I hear or know that a fellow employee may be violating the federal securities laws?
A.    You have an OBLIGATION to notify the Chief Compliance Officer. The securities laws also provide for penalties for those “controlling persons” (e.g. employees with managerial responsibilities, officers and directors) who fail to implement procedures to ensure compliance with this policy or who fail to take appropriate actions when they either knew or recklessly disregarded the fact that those individuals within their control were engaged, or were likely to be engaged, in acts avoiding those rules.
Confidentiality Requirements
Q.    What can I do to make sure that I am not violating any federal securities laws?

Exhibit 19.1
A.First, do not discuss confidential matters with unauthorized persons, either inside or outside the Company. Second, do not discuss confidential matters in places where the conversation could be overheard. This includes restrooms, hallways, reception areas, elevators, taxis, airplanes, or restaurants. Third, do not allow visitors to the Company to participate in or overhear discussions of confidential matters.    Fourth, carefully preserve the security of physical and electronic documents both inside and outside the office. Finally, do not leave confidential documents where their content may be disclosed to a visitor.

There is a fine line between legal information and illegal information, so if you have any questions whatsoever about whether or not you are trading on insider information, please consult with the Company’s Chief Compliance Officer.